Exhibit 99.1

Gaiam Reports Third Quarter Fiscal 2007 Results

•                  Third quarter revenues increased 36% to $70.3 million

•                  Operating income increased 315% to $4.2 million

•                  Earnings per share doubled to $0.12

Broomfield, CO, November 7, 2007 – Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company providing a broad selection of information, media, products and services to customers who value personal development, wellness, ecological lifestyles, responsible media and conscious community, announced today results for its third quarter ended September 30, 2007.

Gaiam also announced that it will host a conference call today, November 7, 2007, at 2:30 p.m. MST (4:30 p.m. EST) to review the third quarter 2007 results.

Dial-in No.: 888-396-9923

Passcode: GAIAM

For the third quarter, Gaiam generated revenue of $70.3 million, an increase of 36% over the $51.8 million recorded in the same period last year. The internal growth rate was 34%.

Gross margin expanded 260 basis points to 65.6% of revenue in the third quarter of 2007, from 63.0% in the same period last year, which in turn represented a 750 basis point increase from 55.5% in the third quarter of 2005. The increase over 2006 was primarily due to higher margin international sales and subscriptions.

Operating expenses as a percentage of revenue decreased to 59.7% in the third quarter of 2007, from 61.0% in the comparable period last year even after increased expenses related to Gaiam’s expanding community business.

Operating income for the third quarter of 2007 increased 315% to $4.2 million, or 6% of revenue, compared to operating income of $1.0 million, or 2% of revenue, a year ago.

Gaiam reported a net income for the third quarter of $2.9 million, or $0.12 per share, as compared to net income of $1.7 million, or $0.06 per share, for the third quarter of 2006. Gaiam repurchased 2.5 million shares of its stock in February 2007. Depreciation and amortization for the third quarter of 2007 was $3.3 million.

For the nine months ended September 30, 2007, Gaiam recorded net revenues of $181.1 million, a 24% increase from $146.7 million in the comparable period a year ago. Net income tripled to $4.3 million, or $0.17 per share, compared to net income of $1.4 million, or $0.06 per share, for the nine months ended September 30, 2006.

According to Nielsen’s VideoScan, Gaiam’s market share in the fitness/wellness DVD category increased to 49% for the nine months ended September 2007, up from 45% in the same nine months last year, and for the quarter ended September 2007, increased to 53% compared to 46% for the third quarter of 2006.

Lynn Powers, Gaiam’s President, commented, “We are extremely pleased with our third quarter results as we achieved a 34% internal growth in sales and improved gross and operating margins. During the quarter we continued to successfully leverage our leading media content growing our DVD market share in fitness / wellness to 53%.”

Although Gaiam’s third quarter is typically a very demanding cash flow period, Gaiam generated $4.1 million in cash from its operations, bringing year to date cash generated from operations to $20.6 million compared to cash provided by operations of $0.6 million in the same nine months of last year.

During the third quarter, Gaiam strengthened its community by acquiring Zaadz, a leading social networking site, LIME Media, a multimedia lifestyle company, and a majority ownership of Conscious Enlightenment, an online and offline community.

Gaiam is entering into a strategic relationship with Care2, a social networking site with 7.5 million members that circulates 40 million newsletters per month. Among other things, Gaiam will become an exclusive provider of paid subscription services and e-commerce for Care2.

“We are very pleased with our results, which allowed us to accelerate development of our community and subscription programs. The recent acquisitions strengthen our leading position in the field, creating a unified online solution for LOHAS,” said Jirka Rysavy, Chairman and Chief Executive Officer.

Gaiam’s board of directors also authorized a share repurchase program of up to 5 million shares of Gaiam’s Class A common stock as well as the filing of a shelf registration statement for the same amount of shares. In some instances shareholders of potential acquisition targets request Gaiam shares as consideration, although Gaiam generally expects to use its growing cash on hand.

A replay of the call will begin approximately one hour after the end of the call and will continue until 11:59 p.m. EST on November 14, 2007.

Replay number: 866-347-5809

For more information about Gaiam, please visit www.gaiam.com, or call 1-800-869-3603

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission. Gaiam assumes no duty to update any forward-looking statements.

Contact:                                                   John Mills

Integrated Corporate Relations, Inc.

310-954-1105

jmills@icrinc.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended		Three months ended
	September 30, 2007		September 30, 2006

Net revenue	$70,318	100.0%	$51,786	100.0%

Cost of goods sold	24,174	34.4%	19,157	37.0%

Gross profit	46,144	65.6%	32,629	63.0%

Operating expenses	41,948	59.7%	31,619	61.0%

Earnings from operations	4,196	5.9%	1,010	2.0%

Other income	1,028	1.5%	1,512	2.9%

Earnings before income taxes	5,224	7.4%	2,522	4.9%

Income tax expense	2,060	2.9%	977	1.9%

Minority interest in net (income) loss of consolidated subsidiaries	(246)	-0.4%	108	0.2%

Net income	$2,918	4.1%	$1,653	3.2%

Shares outstanding:
Basic	24,705		26,705
Diluted	24,970		26,864

Income per share:
Basic	$0.12		$0.06
Diluted	$0.12		$0.06

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Nine months ended		Nine months ended
	September 30, 2007		September 30, 2006

Net revenue	$181,137	100.0%	$146,699	100.0%

Cost of goods sold	63,886	35.3%	54,017	36.8%

Gross profit	117,251	64.7%	92,682	63.2%

Operating expenses	113,357	62.6%	93,337	63.6%

Earnings (loss) from operations	3,894	2.1%	(655)	-0.4%

Other income	3,375	1.9%	2,639	1.7%

Earnings before income taxes	7,269	4.0%	1,984	1.3%

Income tax expense	2,868	1.6%	784	0.5%

Minority interest in net (income) loss of consolidated subsidiaries	(77)	-0.0%	178	0.1%

Net income	$4,324	2.4%	$1,378	0.9%

Shares outstanding:
Basic	25,000		23,450
Diluted	25,222		23,697

Income per share:
Basic	$0.17		$0.06
Diluted	$0.17		$0.06

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

 (In thousands, except share information)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (1)	$81,565	$104,876
Accounts receivable, net	12,879	25,324
Inventory, net	27,421	24,313
Deferred advertising costs	4,789	3,965
Deferred tax assets	4,700	3,404
Other current assets	6,449	4,965
Total current assets	137,803	166,847

Property and equipment, net	8,673	7,784
Media library, net	35,673	37,201
Goodwill and other intangibles, net	39,862	28,879
Deferred tax assets, net	4,111	5,958
Notes receivable and other assets	987	4,299
Total assets	$227,109	$250,968

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,060	$18,848
Accrued liabilities	10,531	7,437
Income taxes payable	888	415
Total current liabilities	28,479	26,700

Minority interest	5,961	5,662

Commitments and contingencies

Stockholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 19,361,373 and 21,749,936 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively (1)	2	2
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at September 30, 2007 and December 31, 2006	1	1
Additional paid-in capital (1)	170,387	200,906
Accumulated other comprehensive income	1,131	873
Retained earnings	21,148	16,824
Total stockholders’ equity	192,669	218,606
Total liabilities and stockholders’ equity	$227,109	$250,968

(1)  On February 6, 2007, Gaiam repurchased 2.5 million shares of its Class A common stock for $32.9 million in cash including acquisition costs. The repurchased stock resulted in a $32.9 million reduction to Additional paid-in capital.